NEWS RELEASE

FOR IMMEDIATE RELEASE
CONTACT: Randall M. Chesler
(406) 751-4722
Ron J. Copher
(406) 751-7706

GLACIER BANCORP, INC. ANNOUNCES
RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2016

4th Quarter 2016 Highlights:

•	Record earnings of $31.0 million for the current quarter, an increase of $1.5 million, or 5 percent, over the prior year fourth quarter net income of $29.5 million.

•	Current quarter diluted earnings per share of $0.41, an increase of 5 percent from the prior year fourth quarter diluted earnings per share of $0.39.

•	Loan growth of $88.5 million, or 6 percent annualized for the current quarter.

•	Net interest margin of 4.02 percent as a percentage of earning assets, on a tax equivalent basis, remained unchanged compared to the prior year fourth quarter.

•
The Company announced the signing of a definitive agreement to acquire TFB Bancorp, Inc., the holding company for The Foothills Bank, a community bank based in Yuma, Arizona. As of December 31, 2016, TFB Bancorp, Inc. had total assets of $335 million, total loans of $280 million and total deposits of $284 million.

•	Approved a special dividend of $0.30 per share in December. This was the 13th special dividend the Company has declared.

•	Declared and paid a regular quarterly dividend of $0.20 per share in December. The dividend was the 127th consecutive quarterly dividend declared by the Company.

Full Year 2016 Highlights:

•	Net income of $121 million for 2016, an increase of 4 percent over $116 million for 2015.

•	Diluted earnings per share of $1.59, an increase of 3 percent from the prior year diluted earnings per share of $1.54.

•	Organic loan growth of $554 million, or 11 percent annualized for the current year.

•	Net interest margin of 4.02 percent as a percentage of earning assets, on a tax equivalent basis, for the current year compared to 4.00 percent for last year.

•	The Company successfully completed the year long effort to consolidate its Bank divisions’ individual core database systems into a single core database system.

•	The Company completed the acquisition and related database conversion of Treasure State Bank based in Missoula, Montana.

Financial Highlights

	At or for the Three Months ended					At or for the Year ended
(Dollars in thousands, except per share and market data)	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Dec 31, 2016	Dec 31, 2015
Operating results
Net income	$31,041	30,957	30,451	28,682	29,508	121,131	116,127
Basic earnings per share	$0.41	0.40	0.40	0.38	0.39	1.59	1.54
Diluted earnings per share	$0.41	0.40	0.40	0.38	0.39	1.59	1.54
Dividends declared per share [1]	$0.50	0.20	0.20	0.20	0.49	1.10	1.05
Market value per share
Closing	$36.23	28.52	26.58	25.42	26.53	36.23	26.53
High	$37.66	29.99	27.68	26.34	29.69	37.66	30.08
Low	$27.50	25.49	24.31	22.19	25.74	22.19	22.27
Selected ratios and other data
Number of common stock shares outstanding	76,525,402	76,525,402	76,171,580	76,168,388	76,086,288	76,525,402	76,086,288
Average outstanding shares - basic	76,525,402	76,288,640	76,170,734	76,126,251	75,893,521	76,278,463	75,542,455
Average outstanding shares - diluted	76,615,272	76,350,873	76,205,069	76,173,417	75,968,169	76,341,836	75,595,581
Return on average assets (annualized)	1.33%	1.34%	1.34%	1.28%	1.32%	1.32%	1.36%
Return on average equity (annualized)	10.82%	10.80%	10.99%	10.53%	10.66%	10.79%	10.84%
Efficiency ratio	55.08%	55.84%	56.10%	56.53%	56.52%	55.88%	55.40%
Dividend payout ratio [1]	121.95%	50.00%	50.00%	52.63%	125.64%	69.18%	68.18%
Loan to deposit ratio	78.10%	77.53%	76.92%	74.65%	73.94%	78.10%	73.94%
Number of full time equivalent employees	2,222	2,207	2,210	2,184	2,149	2,222	2,149
Number of locations	142	142	143	144	144	142	144
Number of ATMs	166	166	167	167	158	166	158

_______
[1] Includes a special dividend declared of $0.30 per share for the three months and years ended December 31, 2016 and 2015.

KALISPELL, MONTANA, January 26, 2017 - Glacier Bancorp, Inc. (Nasdaq: GBCI) reported net income of $31.0 million for the current quarter, an increase of $1.5 million, or 5 percent, from the $29.5 million of net income for the prior year fourth quarter. Diluted earnings per share for the current quarter was $0.41 per share, an increase of $0.02, or 5 percent, from the prior year fourth quarter diluted earnings per share of $0.39. Included in the current quarter was $368 thousand of acquisition-related expenses and $749 thousand of expenses related to the Company’s consolidation of its bank divisions’ core database systems (Core Consolidation Project or “CCP”) including expenses related to the re-issuance of debit cards with chip technology. “The fourth quarter represents a strong finish for Glacier Bancorp and completes a very good year,” said Randy Chesler, President and Chief Executive Officer. “Our 13 Bank divisions and the supporting staff groups did an excellent job staying focused on the customer and delivering top quality results- led by record earnings, strong loan growth, stable margins and good credit performance,” Chesler said.

Net income for the year ended December 31, 2016 was $121 million, an increase of $5.0 million, or 4 percent, from the $116 million of net income for the prior year. Diluted earnings per share for 2016 was $1.59 per share, an increase of $0.05, or 3 percent, from the diluted earnings per share of $1.54 for the same period in the prior year.

During the fourth quarter of 2016, the Company announced the signing of a definitive agreement to acquire TFB Bancorp, Inc., the holding company for The Foothills Bank, a community bank based in Yuma, Arizona (collectively, “Foothills”), as the Company enters the state of Arizona. As of December 31, 2016, Foothills had total assets of $335 million, total loans of $280 million and total deposits of $284 million. The acquisition is subject to required regulatory approvals and other customary conditions of closing and is expected to be completed during the second quarter of 2017.

During the third quarter of 2016, the Company completed the acquisition of Treasure State Bank (“TSB”) based in Missoula, Montana. The Company’s results of operations and financial condition include the acquisition of TSB from the acquisition date and the following table provides information on the fair value of selected classifications of assets and liabilities acquired:

(Dollars in thousands)	August 31, 2016
Total assets	$76,165
Loans receivable	51,875
Non-interest bearing deposits	13,005
Interest bearing deposits	45,359
Federal Home Loan Bank advances	3,260

Asset Summary

				$ Change from
(Dollars in thousands)	Dec 31, 2016	Sep 30, 2016	Dec 31, 2015	Sep 30, 2016	Dec 31, 2015
Cash and cash equivalents	$152,541	251,413	193,253	(98,872)	(40,712)
Investment securities, available-for-sale	2,425,477	2,292,079	2,610,760	133,398	(185,283)
Investment securities, held-to-maturity	675,674	679,707	702,072	(4,033)	(26,398)
Total investment securities	3,101,151	2,971,786	3,312,832	129,365	(211,681)
Loans receivable
Residential real estate	674,347	696,817	688,912	(22,470)	(14,565)
Commercial real estate	2,990,141	2,919,415	2,633,953	70,726	356,188
Other commercial	1,342,250	1,303,241	1,099,564	39,009	242,686
Home equity	434,774	435,935	420,901	(1,161)	13,873
Other consumer	242,951	240,554	235,351	2,397	7,600
Loans receivable	5,684,463	5,595,962	5,078,681	88,501	605,782
Allowance for loan and lease losses	(129,572)	(132,534)	(129,697)	2,962	125
Loans receivable, net	5,554,891	5,463,428	4,948,984	91,463	605,907
Other assets	642,017	630,248	634,163	11,769	7,854
Total assets	$9,450,600	9,316,875	9,089,232	133,725	361,368

Total investment securities of $3.101 billion at December 31, 2016 increased $129 million, or 4 percent, during the current quarter. The increase in the investment portfolio during the current quarter was from the Company utilizing surplus cash and customer deposits to purchase primarily short weighted-average life U.S. Agency mortgage backed securities. The Company continues to selectively purchase investment securities when the Company has excess liquidity. Although, the overall trend is a reduction in the investment securities portfolio since the Company has successfully been able to redeploy the securities portfolio cash flow into the Company’s higher yielding loan portfolio. Total investment securities decreased $212 million, or 6 percent, from the prior year end. Investment securities represented 33 percent of total assets at December 31, 2016 compared to 36 percent of total assets at December 31, 2015.

The loan portfolio grew $88.5 million, or 2 percent, during the current quarter. The loan category with the largest dollar increase was commercial real estate which increased $70.7 million, or 2 percent. The loan category with the largest percentage increase was other commercial loans which increased $39.0 million, or 3 percent. Excluding the acquisition of TSB, the loan portfolio increased $554 million, or 11 percent, since December 31, 2015 with $331 million and $235 million of the increase coming from growth in commercial real estate and other commercial loans, respectively. “Fourth quarter loan growth was once again better than what we historically have seen. It’s great to see continuing strength in loan originations. This is reflective of the strong customer relationships we have in all of our Bank divisions,” Chesler said.

Credit Quality Summary

	At or for the Year ended	At or for the Nine Months ended	At or for the Year ended
(Dollars in thousands)	Dec 31, 2016	Sep 30, 2016	Dec 31, 2015
Allowance for loan and lease losses
Balance at beginning of period	$129,697	129,697	129,753
Provision for loan losses	2,333	1,194	2,284
Charge-offs	(11,496)	(5,332)	(7,001)
Recoveries	9,038	6,975	4,661
Balance at end of period	$129,572	132,534	129,697
Other real estate owned	$20,954	22,662	26,815
Accruing loans 90 days or more past due	1,099	3,299	2,131
Non-accrual loans	49,332	52,280	51,133
Total non-performing assets [1]	$71,385	78,241	80,079
Non-performing assets as a percentage of subsidiary assets	0.76%	0.84%	0.88%
Allowance for loan and lease losses as a percentage of non-performing loans	257%	238%	244%
Allowance for loan and lease losses as a percentage of total loans	2.28%	2.37%	2.55%
Net charge-offs (recoveries) as a percentage of total loans	0.04%	(0.03)%	0.05%
Accruing loans 30-89 days past due	$25,617	27,384	19,413
Accruing troubled debt restructurings	$52,077	52,578	63,590
Non-accrual troubled debt restructurings	$21,693	23,427	27,057
__________
1 As of December 31, 2016, non-performing assets have not been reduced by U.S. government guarantees of $1.7 million.

The Company continued to benefit from the gradual improvement in asset quality during the current quarter. Non-performing assets at December 31, 2016 were $71.4 million, a decrease of $6.9 million, or 9 percent, during the current quarter and a decrease of $8.7 million, or 11 percent, from a year ago. Non-performing assets as a percentage of assets at December 31, 2016 was 0.76 percent which was a decrease of 12 basis points form the prior year end of 0.88 percent. Early stage delinquencies (accruing loans 30-89 days past due) of $25.6 million at December 31, 2016 decreased $1.8 million from the prior quarter.

The allowance for loan and lease losses (“allowance”) as a percent of total loans outstanding at December 31, 2016 was 2.28 percent, a decrease of 27 basis points from 2.55 percent at December 31, 2015 which was driven by loan growth combined with stabilized credit quality.

Credit Quality Trends and Provision for Loan Losses

(Dollars in thousands)	Provision for Loan Losses	Net Charge-Offs (Recoveries)	ALLL as a Percent of Loans	Accruing Loans 30-89 Days Past Due as a Percent of Loans	Non-Performing Assets to Total Subsidiary Assets
Fourth quarter 2016	$1,139	$4,101	2.28%	0.45%	0.76%
Third quarter 2016	626	478	2.37%	0.49%	0.84%
Second quarter 2016	—	(2,315)	2.46%	0.44%	0.82%
First quarter 2016	568	194	2.50%	0.46%	0.88%
Fourth quarter 2015	411	1,482	2.55%	0.38%	0.88%
Third quarter 2015	826	577	2.68%	0.37%	0.97%
Second quarter 2015	282	(381)	2.71%	0.59%	0.98%
First quarter 2015	765	662	2.77%	0.71%	1.07%

Net charge-offs for the current quarter were $4.1 million compared to $478 thousand for the prior quarter and $1.5 million from the same quarter last year. The quarterly net charge-offs continue to experience a fair amount of volatility on a quarterly basis. There was $1.1 million of current quarter provision for loan losses, compared to $626 thousand in the prior quarter and $411 thousand in the prior year fourth quarter. Loan portfolio growth, composition, average loan size, credit quality considerations, and other environmental factors will continue to determine the level of the loan loss provision.

Supplemental information regarding credit quality and identification of the Company’s loan portfolio based on regulatory classification is provided in the exhibits at the end of this press release. The regulatory classification of loans is based primarily on collateral type while the Company’s loan segments presented herein are based on the purpose of the loan.

Liability Summary

				$ Change from
(Dollars in thousands)	Dec 31, 2016	Sep 30, 2016	Dec 31, 2015	Sep 30, 2016	Dec 31, 2015
Deposits
Non-interest bearing deposits	$2,041,852	2,098,747	1,918,310	(56,895)	123,542
NOW and DDA accounts	1,588,550	1,514,330	1,516,026	74,220	72,524
Savings accounts	996,061	938,547	838,274	57,514	157,787
Money market deposit accounts	1,464,415	1,442,602	1,382,028	21,813	82,387
Certificate accounts	948,714	975,521	1,060,650	(26,807)	(111,936)
Core deposits, total	7,039,592	6,969,747	6,715,288	69,845	324,304
Wholesale deposits	332,687	339,572	229,720	(6,885)	102,967
Deposits, total	7,372,279	7,309,319	6,945,008	62,960	427,271
Repurchase agreements	473,650	401,243	423,414	72,407	50,236
Federal Home Loan Bank advances	251,749	211,833	394,131	39,916	(142,382)
Other borrowed funds	4,440	5,956	6,602	(1,516)	(2,162)
Subordinated debentures	125,991	125,956	125,848	35	143
Other liabilities	105,622	114,789	117,579	(9,167)	(11,957)
Total liabilities	$8,333,731	8,169,096	8,012,582	164,635	321,149

Non-interest bearing deposits of $2.042 billion at December 31, 2016 decreased $57 million, or 3 percent, from the prior quarter which was primarily driven by seasonal fluctuations. Excluding the TSB acquisition, non-interest bearing deposits increased $111 million, or 6 percent, from December 31, 2015. Core interest bearing deposits of $4.998 billion at current year end increased $126.7 million, or 3 percent, from the prior quarter. Excluding the TSB acquisition, core interest bearing deposits increased $155 million, or 3 percent, from December 31, 2015. Wholesale deposits (i.e., brokered deposits classified as NOW, DDA, money market deposit and certificate accounts) of $333 million at December 31, 2016 increased $103 million since December 31, 2015, the majority of the increase was driven by a need to obtain wholesale deposits necessary for an interest rate swap.

Securities sold under agreements to repurchase (“repurchase agreements”) of $474 million at December 31, 2016 increased $72.4 million, or 18 percent, from the prior quarter and increased $50.2 million, or 12 percent, from the prior year end. Repurchase agreements fluctuated as certain customers had significant deposit cash flows. Federal Home Loan Bank (“FHLB”) advances of $252 million at December 31, 2016 increased $39.9 million, or 19 percent, during the current quarter to supplement the current quarter deposit growth used to fund asset growth.

Stockholders’ Equity Summary

				$ Change from
(Dollars in thousands, except per share data)	Dec 31, 2016	Sep 30, 2016	Dec 31, 2015	Sep 30, 2016	Dec 31, 2015
Common equity	$1,124,251	1,130,941	1,074,661	(6,690)	49,590
Accumulated other comprehensive income	(7,382)	16,838	1,989	(24,220)	(9,371)
Total stockholders’ equity	1,116,869	1,147,779	1,076,650	(30,910)	40,219
Goodwill and core deposit intangible, net	(159,400)	(160,008)	(155,193)	608	(4,207)
Tangible stockholders’ equity	$957,469	987,771	921,457	(30,302)	36,012

Stockholders’ equity to total assets	11.82%	12.32%	11.85%
Tangible stockholders’ equity to total tangible assets	10.31%	10.79%	10.31%
Book value per common share	$14.59	15.00	14.15	(0.41)	0.44
Tangible book value per common share	$12.51	12.91	12.11	(0.40)	0.40

Tangible stockholders’ equity of $957 million at December 31, 2016 decreased $30.3 million, or 3 percent, from the prior quarter primarily as a result of declaring a special and quarterly dividend coupled with a decrease in accumulated other comprehensive income. The decrease in the accumulated other comprehensive income resulted from a decrease in the unrealized gain on the available-for-sale securities portfolio due to a rise in interest rates; such decrease was partially offset by the decrease in the unrealized loss on the interest rate swaps. Tangible stockholders’ equity increased $36.0 million, or 4 percent, from a year ago, the result of earnings retention and $10.5 million of Company stock issued in connection with the TSB acquisition; such increases more than offset the increase in goodwill and other intangibles from the acquisition and the decrease in accumulated other comprehensive income. Tangible book value per common share at quarter end decreased $0.40 per share from the prior quarter primarily driven by the decrease in other comprehensive income. Tangible book value per common share increased $0.40 per share from a year ago and was principally due to earnings retention.

Cash Dividend
On December 28, 2016, the Company’s Board of Directors declared a special cash dividend of $0.30 per share, the thirteenth special dividend approved by the Company. The dividend was payable January 19, 2017 to shareholders of record January 10, 2017. On November 15, 2016, the Company’s Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend was payable December 15, 2016 to shareholders of record December 6, 2016. Future cash dividends will depend on a variety of factors, including net income, capital, asset quality, general economic conditions and regulatory considerations.

Operating Results for Three Months Ended December 31, 2016
Compared to September 30, 2016, June 30, 2016, March 31, 2016 and December 31, 2015

Income Summary

	Three Months ended
(Dollars in thousands)	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015
Net interest income
Interest income	$87,759	85,944	86,069	84,381	83,211
Interest expense	7,214	7,318	7,424	7,675	7,215
Total net interest income	80,545	78,626	78,645	76,706	75,996
Non-interest income
Service charges and other fees	15,645	16,307	15,772	14,681	15,418
Miscellaneous loan fees and charges	1,234	1,195	1,163	1,021	922
Gain on sale of loans	9,765	9,592	8,257	5,992	6,033
(Loss) gain on sale of investments	(757)	(594)	(220)	108	143
Other income	2,127	1,793	1,787	2,450	1,951
Total non-interest income	28,014	28,293	26,759	24,252	24,467
	$108,559	106,919	105,404	100,958	100,463
Net interest margin (tax-equivalent)	4.02%	4.00%	4.06%	4.01%	4.02%

		$ Change from
(Dollars in thousands)		Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015
Net interest income
Interest income		$1,815	1,690	3,378	4,548
Interest expense		(104)	(210)	(461)	(1)
Total net interest income		1,919	1,900	3,839	4,549
Non-interest income
Service charges and other fees		(662)	(127)	964	227
Miscellaneous loan fees and charges		39	71	213	312
Gain on sale of loans		173	1,508	3,773	3,732
(Loss) gain on sale of investments		(163)	(537)	(865)	(900)
Other income		334	340	(323)	176
Total non-interest income		(279)	1,255	3,762	3,547
		$1,640	3,155	7,601	8,096

Net Interest Income
In the current quarter, interest income of $87.8 million increased $1.8 million, or 2 percent, from the prior quarter and was primarily attributable to the increase in interest income from commercial loans. As a result of loan growth, commercial loan interest income increased $2.1 million, or 4 percent, during the current quarter. Current quarter interest income increased $4.5 million, or 5 percent, over the prior year fourth quarter also because of increases in interest income on commercial loans which increased $6.6 million, or 15 percent, which more than offset the $2.1 million decrease in investment income.

The current quarter interest expense of $7.2 million decreased $104 thousand, or 1 percent, from the prior quarter with such decrease driven from a decrease in FHLB interest expense as the funding needs have lessened with the deposit growth. The total cost of funding (including non-interest bearing deposits) for the current quarter was 36 basis points compared to 37 basis points for both the prior quarter and the prior year fourth quarter.

The Company’s net interest margin as a percentage of earning assets, on a tax-equivalent basis, for the current quarter was 4.02 percent compared to 4.00 percent in the prior quarter. During the current quarter, the earning asset yield increased by 2 basis points. The Company’s current quarter net interest margin remained the same compared to the prior year fourth quarter. “Once again, the bank divisions have maintained good discipline in loan and deposit pricing as reflected in achieving a net interest margin above 4.00 percent in each quarter of the year,” said Ron Copher, Chief Financial Officer.  “The Bank divisions remain focused on quality loan and deposit growth, especially non-interest bearing deposits.”

Non-interest Income
Non-interest income for the current quarter totaled $28.0 million, a decrease of $279 thousand, or 1 percent, from the prior quarter and an increase of $3.5 million, or 15 percent, over the same quarter last year. Service fee income of $15.6 million, decreased by $662 thousand, or 4 percent, from the prior quarter and increased $227 thousand, or 1 percent, from the prior year fourth quarter. Gain on sale of loans for the current quarter increased $173 thousand, or 2 percent, from the prior quarter. Gain on sale of loans for the current quarter increased $3.7 million, or 62 percent, from the prior year fourth quarter as a result of the housing market continuing to strengthen during the current year coupled with the low interest rate environment. Other income of $2.1 million, increased $334 thousand, or 19 percent, over the prior quarter and increased $176 thousand, or 9 percent, over the prior year fourth quarter principally due to the current quarter gain on sale of other real estate owned (“OREO”). Other income included operating revenue of $43 thousand from OREO and a gain of $438 thousand from the sale of OREO, a combined total of $481 thousand for the current quarter compared to $168 thousand for the prior quarter and $239 thousand for the prior year fourth quarter.

Non-interest Expense Summary

	Three Months ended
(Dollars in thousands)	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015
Compensation and employee benefits	$38,826	38,370	37,560	36,941	35,902
Occupancy and equipment	6,692	6,168	6,443	6,676	6,578
Advertising and promotions	2,125	2,098	2,085	2,125	2,035
Data processing	3,409	4,080	3,938	3,373	3,245
Other real estate owned	2,076	215	214	390	511
Regulatory assessments and insurance	1,048	1,158	1,066	1,508	1,494
Core deposit intangibles amortization	608	777	788	797	758
Other expenses	11,933	12,314	12,367	10,546	11,680
Total non-interest expense	$66,717	65,180	64,461	62,356	62,203

		$ Change from
(Dollars in thousands)		Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015
Compensation and employee benefits		$456	1,266	1,885	2,924
Occupancy and equipment		524	249	16	114
Advertising and promotions		27	40	—	90
Data processing		(671)	(529)	36	164
Other real estate owned		1,861	1,862	1,686	1,565
Regulatory assessments and insurance		(110)	(18)	(460)	(446)
Core deposit intangibles amortization		(169)	(180)	(189)	(150)
Other expense		(381)	(434)	1,387	253
Total non-interest expense		$1,537	2,256	4,361	4,514

Non-interest expense of $66.7 million for the current quarter increased $1.5 million, or 2 percent, over the prior quarter and increased $4.5 million, or 7 percent, over the prior year fourth quarter. Compensation and employee benefits for the current quarter increased by $456 thousand, or 1 percent, from the prior quarter. Compensation and employee benefits for the current quarter increased by $2.9 million, or 8 percent, from the prior year fourth quarter due to the increased number of employees, including increases from the TSB acquisition and the acquisition of Cañon National Bank (“Cañon”) in October 2015, increased commissions from increased loan production and annual salary increases. Current quarter occupancy and equipment expense increased $524 thousand, or 9 percent, from the prior quarter and increased $114 thousand, or 2 percent, from the prior year fourth quarter. The current quarter data processing expense decreased $671 thousand, or 16 percent, from the prior quarter due to a decrease in CCP related expenses. The current quarter data processing expense increased $164 thousand, or 5 percent, from the prior year fourth quarter. The current quarter OREO expense of $2.1 million included $318 thousand of operating expense, $1.7 million of fair value write-downs, and $30 thousand of loss from the sales of OREO. Current quarter other expenses of $11.9 million decreased $381 thousand, or 3 percent, from the prior quarter. Current quarter other expenses increased $253 thousand, or 2 percent, from the prior year fourth quarter primarily driven by increases from costs associated with CCP.

Efficiency Ratio
The current quarter efficiency ratio was 55.08 percent, a 76 basis points decrease from the prior quarter efficiency ratio of 55.84 percent which resulted from the increase in interest income on commercial loans. The current quarter efficiency ratio compared favorably to 56.52 percent in the prior year fourth quarter. The 1.44 percent decrease in the efficiency ratio was the result of increased interest income on commercial loans and gain on sale of loans, which was greater than the increase in non-interest expense.

Operating Results for Year ended December 31, 2016
Compared to December 31, 2015

Income Summary

	Year ended		$ Change	% Change
(Dollars in thousands)	December 31, 2016	December 31, 2015
Net interest income
Interest income	$344,153	$319,681	$24,472	8%
Interest expense	29,631	29,275	356	1%
Total net interest income	314,522	290,406	24,116	8%
Non-interest income
Service charges and other fees	62,405	59,286	3,119	5%
Miscellaneous loan fees and charges	4,613	4,276	337	8%
Gain on sale of loans	33,606	26,389	7,217	27%
(Loss) gain on sale of investments	(1,463)	19	(1,482)	(7,800)%
Other income	8,157	8,791	(634)	(7)%
Total non-interest income	107,318	98,761	8,557	9%
	$421,840	$389,167	$32,673	8%
Net interest margin (tax-equivalent)	4.02%	4.00%

Net Interest Income
Net interest income for the the current year was $315 million, an increase of $24.1 million, or 8 percent, over the same period last year. Interest income for the the current year increased $24.5 million, or 8 percent, from the prior year and was principally due to a $24.0 million increase in income from commercial loans. Additional increases included a $1.3 million in interest income from residential loans.

Interest expense of $29.6 million for the current year increased $356 thousand, or 1 percent, over the the same period in the prior year. Deposit interest expense for the current year increased $2.3 million, or 14 percent, from the prior year and was driven by an increase in wholesale deposits and the additional interest expense for an interest rate swap with a notional amount of $100 million that began accruing in December 2015. FHLB interest expense decreased $2.6 million, or 30 percent, as the need for wholesale funding has decreased with strong deposit growth. The total funding cost (including non-interest bearing deposits) for 2016 was 37 basis points compared to 40 basis points for 2015.

The net interest margin as a percentage of earning assets, on a tax-equivalent basis, for 2016 was 4.02 percent, a 2 basis point increase from the net interest margin of 4.00 percent for 2015. The increase in the margin was primarily attributable to a shift in earning assets to higher yielding loans combined with a continued increase in low cost deposits.

Non-interest Income
Non-interest income of $107.3 million for 2016 increased $8.6 million, or 9 percent, over the same period last year. Service charges and other fees of $62.4 million for 2016 increased $3.1 million, or 5 percent, from the same period last year as a result of an increased number of deposit accounts, both from organic growth and from recent acquisitions. The gain of $33.6 million on the sale of loans for 2016 increased $7.2 million, or 27 percent, from 2015 which was attributable to the stronger housing market and the low interest rate environment. Included in other income was operating revenue of $127 thousand from OREO and gains of $918 thousand from the sales of OREO, which totaled $1.0 million for 2016 compared to $1.1 million for the prior year.

Non-interest Expense Summary

	Year ended		$ Change	% Change
(Dollars in thousands)	December 31, 2016	December 31, 2015
Compensation and employee benefits	$151,697	$134,409	$17,288	13%
Occupancy and equipment	25,979	25,505	474	2%
Advertising and promotions	8,433	8,661	(228)	(3)%
Data processing	14,800	11,477	3,323	29%
Other real estate owned	2,895	3,693	(798)	(22)%
Regulatory assessments and insurance	4,780	5,283	(503)	(10)%
Core deposit intangible amortization	2,970	2,964	6	—%
Other expenses	47,160	44,765	2,395	5%
Total non-interest expense	$258,714	$236,757	$21,957	9%

Non-interest expense of $259 million increased $22.0 million, or 9 percent, over the prior year. Included in current year non-interest expense was $4.3 million of CCP related expenses. Compensation and employee benefits for 2016 increased $17.3 million, or 13 percent, from the same period due to the increased number of employees including from the acquired banks and annual salary increases. Occupancy and equipment expense of $26.0 million for 2016 increased $474 thousand, or 2 percent, over the prior year. Outsourced data processing expense increased $3.3 million, or 29 percent, from the prior year primarily the result of additional costs from CCP. OREO expense of $2.9 million in the current year decreased $798 thousand, or 22 percent, from the the prior year. OREO expense for 2016 included $761 thousand of operating expenses, $1.8 million of fair value write-downs, and $314 thousand of loss from the sales of OREO. Current year other expenses of $47.2 million increased $2.4 million, or 5 percent, from the prior year and was driven by increases from costs associated with CCP.

Provision for Loan Losses
The provision for loan losses was $2.3 million for 2016, an increase of $49 thousand, or 2 percent, from the same period in the prior year. Net charge-offs during 2016 was $2.5 million compared to net charge-offs of $2.3 million for 2015.

Efficiency Ratio
The efficiency ratio was 55.88 percent for the twelve months of 2016 and 55.40 percent for the twelve months of 2015. Although there were increases in both net interest income and non-interest income, such increases were outpaced by the increases in CCP expenses and compensation expenses which contributed to the higher efficiency ratio in 2016.

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about management’s plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “should,” “projects,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations in the forward-looking statements, including those set forth in this news release:

•	the risks associated with lending and potential adverse changes of the credit quality of loans in the Company’s portfolio;

•
changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System or the Federal Reserve Board, which could adversely affect the Company’s net interest income and profitability;

•	legislative or regulatory changes, including increased banking and consumer protection regulation that adversely affect the Company’s business;

•	ability to complete pending or prospective future acquisitions, limit certain sources of revenue, or increase cost of operations;

•	costs or difficulties related to the completion and integration of acquisitions;

•	the goodwill the Company has recorded in connection with acquisitions could become impaired, which may have an adverse impact on earnings and capital;

•	reduced demand for banking products and services;

•
the risks presented by continued public stock market volatility, which could adversely affect the market price of the Company’s common stock and the ability to raise additional capital or grow the Company through acquisitions;

•
consolidation in the financial services industry in the Company’s markets resulting in the creation of larger financial institutions who may have greater resources could change the competitive landscape;

•	dependence on the Chief Executive Officer, the senior management team and the Presidents of Glacier Bank divisions;

•	potential interruption or breach in security of the Company’s systems and technological changes which could expose us to new risks (e.g., cybersecurity), fraud or system failures; and

•	the Company’s success in managing risks involved in the foregoing.

The Company does not undertake any obligation to publicly correct or update any forward-looking statement if it later becomes aware that actual results are likely to differ materially from those expressed in such forward-looking statement.

Conference Call Information
A conference call for investors is scheduled for 11:00 a.m. Eastern Time on Friday, January 27, 2017. The conference call will be accessible by telephone and through the Internet. Interested individuals are invited to listen to the call by telephone at 877-561-2748 and the conference ID is 45236374. To participate on the webcast, log on to: http://edge.media-server.com/m/p/xxxuhk7z. If you are unable to participate during the live webcast, the call will be archived on our Web site, www.glacierbancorp.com, or by calling 855-859-2056 with the ID 45236374 until February 10, 2017.

About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. is a regional bank holding company providing commercial banking services in 88 communities in Montana, Idaho, Utah, Washington, Wyoming and Colorado. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and  is the parent company for Glacier Bank, Kalispell and Bank divisions First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; Western Security Bank, Billings; and First Bank of Montana, Lewistown, all operating in Montana; as well as Mountain West Bank, Coeur d’Alene operating in Idaho, Utah and Washington; Citizens Community Bank, Pocatello, operating in Idaho; 1st Bank, Evanston, operating in Wyoming and Utah;  First Bank of Wyoming, Powell and First State Bank, Wheatland, each operating in Wyoming; North Cascades Bank, Chelan, operating in Washington; and Bank of the San Juans, Durango, operating in Colorado.

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)	December 31, 2016	September 30, 2016	December 31, 2015
Assets
Cash on hand and in banks	$135,268	129,727	117,137
Federal funds sold	—	225	6,080
Interest bearing cash deposits	17,273	121,461	70,036
Cash and cash equivalents	152,541	251,413	193,253
Investment securities, available-for-sale	2,425,477	2,292,079	2,610,760
Investment securities, held-to-maturity	675,674	679,707	702,072
Total investment securities	3,101,151	2,971,786	3,312,832
Loans held for sale	72,927	71,069	56,514
Loans receivable	5,684,463	5,595,962	5,078,681
Allowance for loan and lease losses	(129,572)	(132,534)	(129,697)
Loans receivable, net	5,554,891	5,463,428	4,948,984
Premises and equipment, net	176,198	178,638	194,030
Other real estate owned	20,954	22,662	26,815
Accrued interest receivable	45,832	50,138	44,524
Deferred tax asset	67,121	51,757	58,475
Core deposit intangible, net	12,347	12,955	14,555
Goodwill	147,053	147,053	140,638
Non-marketable equity securities	25,550	20,103	27,495
Other assets	74,035	75,873	71,117
Total assets	$9,450,600	9,316,875	9,089,232
Liabilities
Non-interest bearing deposits	$2,041,852	2,098,747	1,918,310
Interest bearing deposits	5,330,427	5,210,572	5,026,698
Securities sold under agreements to repurchase	473,650	401,243	423,414
FHLB advances	251,749	211,833	394,131
Other borrowed funds	4,440	5,956	6,602
Subordinated debentures	125,991	125,956	125,848
Accrued interest payable	3,584	3,439	3,517
Other liabilities	102,038	111,350	114,062
Total liabilities	8,333,731	8,169,096	8,012,582
Stockholders’ Equity
Preferred shares, $0.01 par value per share, 1,000,000 shares authorized, none issued or outstanding	—	—	—
Common stock, $0.01 par value per share, 117,187,500 shares authorized	765	765	761
Paid-in capital	749,107	748,463	736,368
Retained earnings - substantially restricted	374,379	381,713	337,532
Accumulated other comprehensive (loss) income	(7,382)	16,838	1,989
Total stockholders’ equity	1,116,869	1,147,779	1,076,650
Total liabilities and stockholders’ equity	$9,450,600	9,316,875	9,089,232

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three Months ended			Year ended
(Dollars in thousands, except per share data)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Interest Income
Investment securities	$21,645	21,827	23,731	90,392	91,086
Residential real estate loans	8,463	8,538	8,572	33,410	32,153
Commercial loans	49,750	47,694	43,109	188,949	164,966
Consumer and other loans	7,901	7,885	7,799	31,402	31,476
Total interest income	87,759	85,944	83,211	344,153	319,681
Interest Expense
Deposits	4,497	4,550	3,932	18,402	16,138
Securities sold under agreements to repurchase	325	289	287	1,207	1,021
Federal Home Loan Bank advances	1,377	1,527	2,156	6,221	8,841
Federal funds purchased and other borrowed funds	18	17	18	67	81
Subordinated debentures	997	935	822	3,734	3,194
Total interest expense	7,214	7,318	7,215	29,631	29,275
Net Interest Income	80,545	78,626	75,996	314,522	290,406
Provision for loan losses	1,139	626	411	2,333	2,284
Net interest income after provision for loan losses	79,406	78,000	75,585	312,189	288,122
Non-Interest Income
Service charges and other fees	15,645	16,307	15,418	62,405	59,286
Miscellaneous loan fees and charges	1,234	1,195	922	4,613	4,276
Gain on sale of loans	9,765	9,592	6,033	33,606	26,389
(Loss) gain on sale of investments	(757)	(594)	143	(1,463)	19
Other income	2,127	1,793	1,951	8,157	8,791
Total non-interest income	28,014	28,293	24,467	107,318	98,761
Non-Interest Expense
Compensation and employee benefits	38,826	38,370	35,902	151,697	134,409
Occupancy and equipment	6,692	6,168	6,578	25,979	25,505
Advertising and promotions	2,125	2,098	2,035	8,433	8,661
Data processing	3,409	4,080	3,245	14,800	11,477
Other real estate owned	2,076	215	511	2,895	3,693
Regulatory assessments and insurance	1,048	1,158	1,494	4,780	5,283
Core deposit intangibles amortization	608	777	758	2,970	2,964
Other expenses	11,933	12,314	11,680	47,160	44,765
Total non-interest expense	66,717	65,180	62,203	258,714	236,757
Income Before Income Taxes	40,703	41,113	37,849	160,793	150,126
Federal and state income tax expense	9,662	10,156	8,341	39,662	33,999
Net Income	$31,041	30,957	29,508	121,131	116,127

Glacier Bancorp, Inc.
Average Balance Sheets

	Three Months ended
	December 31, 2016			December 31, 2015
(Dollars in thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Assets
Residential real estate loans	$756,796	$8,463	4.47%	$728,346	$8,572	4.71%
Commercial loans [1]	4,225,252	51,039	4.81%	3,601,427	43,828	4.83%
Consumer and other loans	677,300	7,901	4.64%	648,683	7,799	4.77%
Total loans [2]	5,659,348	67,403	4.74%	4,978,456	60,199	4.80%
Tax-exempt investment securities [3]	1,290,962	18,487	5.73%	1,361,905	20,173	5.92%
Taxable investment securities [4]	1,809,816	9,813	2.17%	1,988,643	11,176	2.25%
Total earning assets	8,760,126	95,703	4.35%	8,329,004	91,548	4.36%
Goodwill and intangibles	159,771			147,572
Non-earning assets	389,562			400,730
Total assets	$9,309,459			$8,877,306
Liabilities
Non-interest bearing deposits	$2,045,833	$—	—%	$1,918,399	$—	—%
NOW and DDA accounts	1,533,225	254	0.07%	1,441,615	284	0.08%
Savings accounts	979,377	134	0.05%	811,804	97	0.05%
Money market deposit accounts	1,451,803	548	0.15%	1,372,881	522	0.15%
Certificate accounts	961,707	1,393	0.58%	1,081,921	1,607	0.59%
Wholesale deposits [5]	335,579	2,168	2.57%	201,695	1,422	2.80%
FHLB advances	220,921	1,377	2.44%	332,910	2,156	2.53%
Repurchase agreements and other borrowed funds	538,305	1,340	0.99%	523,213	1,127	0.85%
Total funding liabilities	8,066,750	7,214	0.36%	7,684,438	7,215	0.37%
Other liabilities	101,383			94,505
Total liabilities	8,168,133			7,778,943
Stockholders’ Equity
Common stock	765			759
Paid-in capital	748,730			730,927
Retained earnings	389,289			358,860
Accumulated other comprehensive income	2,542			7,817
Total stockholders’ equity	1,141,326			1,098,363
Total liabilities and stockholders’ equity	$9,309,459			$8,877,306
Net interest income (tax-equivalent)		$88,489			$84,333
Net interest spread (tax-equivalent)			3.99%			3.99%
Net interest margin (tax-equivalent)			4.02%			4.02%
__________

[1]	Includes tax effect of $1.3 million and $719 thousand on tax-exempt municipal loan and lease income for the three months ended December 31, 2016 and 2015, respectively.

[2]	Total loans are gross of the allowance for loan and lease losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.

[3]	Includes tax effect of $6.3 million and $7.3 million on tax-exempt investment securities income for the three months ended December 31, 2016 and 2015, respectively.

[4]	Includes tax effect of $353 thousand and $362 thousand on federal income tax credits for the three months ended December 31, 2016 and 2015, respectively.

[5]	Wholesale deposits include brokered deposits classified as NOW, DDA, money market deposit and certificate accounts.

Glacier Bancorp, Inc.
Average Balance Sheets (continued)

	Year ended
	December 31, 2016			December 31, 2015
(Dollars in thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Assets
Residential real estate loans	$741,876	$33,410	4.50%	$687,013	$32,153	4.68%
Commercial loans [1]	3,993,363	193,147	4.84%	3,459,470	167,587	4.84%
Consumer and other loans	668,990	31,402	4.69%	631,512	31,476	4.98%
Total loans [2]	5,404,229	257,959	4.77%	4,777,995	231,216	4.84%
Tax-exempt investment securities [3]	1,325,810	75,907	5.73%	1,328,908	77,199	5.81%
Taxable investment securities [4]	1,874,240	41,775	2.23%	1,918,283	41,648	2.17%
Total earning assets	8,604,279	375,641	4.37%	8,025,186	350,063	4.36%
Goodwill and intangibles	155,981			143,293
Non-earning assets	392,353			389,126
Total assets	$9,152,613			$8,557,605
Liabilities
Non-interest bearing deposits	$1,934,543	$—	—%	$1,756,888	$—	—%
NOW and DDA accounts	1,498,928	1,062	0.07%	1,371,340	1,074	0.08%
Savings accounts	920,058	464	0.05%	758,776	360	0.05%
Money market deposit accounts	1,420,700	2,183	0.15%	1,340,967	2,066	0.15%
Certificate accounts	1,013,046	5,998	0.59%	1,131,210	6,891	0.61%
Wholesale deposits [5]	335,616	8,695	2.59%	206,889	5,747	2.78%
FHLB advances	294,952	6,221	2.07%	319,565	8,841	2.73%
Repurchase agreements and other borrowed funds	515,254	5,008	0.97%	509,431	4,296	0.84%
Total funding liabilities	7,933,097	29,631	0.37%	7,395,066	29,275	0.40%
Other liabilities	96,392			91,360
Total liabilities	8,029,489			7,486,426
Stockholders’ Equity
Common stock	763			755
Paid-in capital	740,792			720,827
Retained earnings	371,925			336,998
Accumulated other comprehensive income	9,644			12,599
Total stockholders’ equity	1,123,124			1,071,179
Total liabilities and stockholders’ equity	$9,152,613			$8,557,605
Net interest income (tax-equivalent)		$346,010			$320,788
Net interest spread (tax-equivalent)			4.00%			3.96%
Net interest margin (tax-equivalent)			4.02%			4.00%
__________

[1]	Includes tax effect of $4.2 million and $2.6 million on tax-exempt municipal loan and lease income for the year ended December 31, 2016 and 2015, respectively.

[2]	Total loans are gross of the allowance for loan and lease losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.

[3]	Includes tax effect of $25.9 million and $26.3 million on tax-exempt investment securities income for the year ended December 31, 2016 and 2015, respectively.

[4]	Includes tax effect of $1.4 million and $1.4 million on federal income tax credits for the year ended December 31, 2016 and 2015, respectively.

[5]	Wholesale deposits include brokered deposits classified as NOW, DDA, money market deposit and certificate accounts.

Glacier Bancorp, Inc.
Loan Portfolio by Regulatory Classification

	Loans Receivable, by Loan Type			% Change from
(Dollars in thousands)	Dec 31, 2016	Sep 30, 2016	Dec 31, 2015	Sep 30, 2016	Dec 31, 2015
Custom and owner occupied construction	$86,233	$82,935	$75,094	4%	15%
Pre-sold and spec construction	66,184	66,812	50,288	(1)%	32%
Total residential construction	152,417	149,747	125,382	2%	22%
Land development	75,078	68,597	62,356	9%	20%
Consumer land or lots	97,449	96,798	97,270	1%	—%
Unimproved land	69,157	69,880	73,844	(1)%	(6)%
Developed lots for operative builders	13,254	13,256	12,336	—%	7%
Commercial lots	30,523	27,512	22,035	11%	39%
Other construction	257,769	246,753	156,784	4%	64%
Total land, lot, and other construction	543,230	522,796	424,625	4%	28%
Owner occupied	977,932	963,063	938,625	2%	4%
Non-owner occupied	929,729	890,981	774,192	4%	20%
Total commercial real estate	1,907,661	1,854,044	1,712,817	3%	11%
Commercial and industrial	686,870	697,598	649,553	(2)%	6%
Agriculture	407,208	425,645	367,339	(4)%	11%
1st lien	877,893	883,034	856,193	(1)%	3%
Junior lien	58,564	61,788	65,383	(5)%	(10)%
Total 1-4 family	936,457	944,822	921,576	(1)%	2%
Multifamily residential	184,068	204,395	201,542	(10)%	(9)%
Home equity lines of credit	402,614	399,446	372,039	1%	8%
Other consumer	155,193	154,547	150,469	—%	3%
Total consumer	557,807	553,993	522,508	1%	7%
Other	381,672	313,991	209,853	22%	82%
Total loans receivable, including loans held for sale	5,757,390	5,667,031	5,135,195	2%	12%
Less loans held for sale [1]	(72,927)	(71,069)	(56,514)	3%	29%
Total loans receivable	$5,684,463	$5,595,962	$5,078,681	2%	12%

_______
[1] Loans held for sale are primarily 1st lien 1-4 family loans.

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification

	Non-performing Assets, by Loan Type			Non- Accrual Loans	Accruing Loans 90 Days or More Past Due	Other Real Estate Owned
(Dollars in thousands)	Dec 31, 2016	Sep 30, 2016	Dec 31, 2015	Dec 31, 2016	Dec 31, 2016	Dec 31, 2016
Custom and owner occupied construction	$—	375	1,016	—	—	—
Pre-sold and spec construction	226	250	—	226	—	—
Total residential construction	226	625	1,016	226	—	—
Land development	9,864	11,717	17,582	1,188	—	8,676
Consumer land or lots	2,137	2,196	2,250	770	—	1,367
Unimproved land	11,905	12,068	12,328	7,852	—	4,053
Developed lots for operative builders	175	175	488	—	—	175
Commercial lots	1,466	2,165	1,521	—	—	1,466
Other construction	—	—	4,236	—	—	—
Total land, lot and other construction	25,547	28,321	38,405	9,810	—	15,737
Owner occupied	18,749	19,970	10,952	16,849	92	1,808
Non-owner occupied	3,426	4,005	3,446	2,749	—	677
Total commercial real estate	22,175	23,975	14,398	19,598	92	2,485
Commercial and industrial	5,184	5,175	3,993	4,894	283	7
Agriculture	1,615	2,329	3,281	1,615	—	—
1st lien	9,186	9,333	10,691	6,734	393	2,059
Junior lien	1,167	1,335	668	1,167	—	—
Total 1-4 family	10,353	10,668	11,359	7,901	393	2,059
Multifamily residential	400	432	113	400	—	—
Home equity lines of credit	5,494	4,734	5,486	4,737	117	640
Other consumer	391	182	228	151	214	26
Total consumer	5,885	4,916	5,714	4,888	331	666
Other	—	1,800	1,800	—	—	—
Total	$71,385	78,241	80,079	49,332	1,099	20,954

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification (continued)

	Accruing 30-89 Days Delinquent Loans, by Loan Type			% Change from
(Dollars in thousands)	Dec 31, 2016	Sep 30, 2016	Dec 31, 2015	Sep 30, 2016	Dec 31, 2015
Custom and owner occupied construction	$1,836	$65	$462	2,725%	297%
Pre-sold and spec construction	—	—	181	n/m	(100)%
Total residential construction	1,836	65	643	2,725%	186%
Land development	154	—	447	n/m	(66)%
Consumer land or lots	638	130	166	391%	284%
Unimproved land	1,442	857	774	68%	86%
Other construction	—	7,125	337	(100)%	(100)%
Total land, lot and other construction	2,234	8,112	1,724	(72)%	30%
Owner occupied	2,307	586	2,760	294%	(16)%
Non-owner occupied	1,689	5,830	923	(71)%	83%
Total commercial real estate	3,996	6,416	3,683	(38)%	8%
Commercial and industrial	3,032	4,038	1,968	(25)%	54%
Agriculture	1,133	989	1,014	15%	12%
1st lien	7,777	3,439	6,272	126%	24%
Junior lien	1,016	977	1,077	4%	(6)%
Total 1-4 family	8,793	4,416	7,349	99%	20%
Multifamily Residential	10	—	662	n/m	(98)%
Home equity lines of credit	1,537	2,383	1,046	(36)%	47%
Other consumer	1,180	943	1,227	25%	(4)%
Total consumer	2,717	3,326	2,273	(18)%	20%
Other	1,866	22	97	8,382%	1,824%
Total	$25,617	$27,384	$19,413	(6)%	32%

_______
n/m - not measurable

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification (continued)

	Net Charge-Offs (Recoveries), Year-to-Date Period Ending, By Loan Type			Charge-Offs	Recoveries
(Dollars in thousands)	Dec 31, 2016	Sep 30, 2016	Dec 31, 2015	Dec 31, 2016	Dec 31, 2016
Custom and owner occupied construction	$(1)	—	—	—	1
Pre-sold and spec construction	786	(39)	(53)	832	46
Total residential construction	785	(39)	(53)	832	47
Land development	(2,661)	(2,372)	(288)	29	2,690
Consumer land or lots	(688)	(487)	66	25	713
Unimproved land	(184)	(114)	(325)	—	184
Developed lots for operative builders	(27)	(23)	(85)	15	42
Commercial lots	27	29	(26)	33	6
Other construction	—	—	(1)	—	—
Total land, lot and other construction	(3,533)	(2,967)	(659)	102	3,635
Owner occupied	1,196	(354)	247	1,621	425
Non-owner occupied	44	9	93	60	16
Total commercial real estate	1,240	(345)	340	1,681	441
Commercial and industrial	(370)	(643)	1,389	1,114	1,484
Agriculture	50	(29)	50	105	55
1st lien	487	132	834	720	233
Junior lien	60	(15)	(125)	228	168
Total 1-4 family	547	117	709	948	401
Multifamily residential	229	229	(318)	229	—
Home equity lines of credit	611	450	740	864	253
Other consumer	257	255	143	554	297
Total consumer	868	705	883	1,418	550
Other	2,642	1,329	(1)	5,067	2,425
Total	$2,458	(1,643)	2,340	11,496	9,038

Visit our website at www.glacierbancorp.com